Exhibit 10.1

Execution Version
OAKTREE CAPITAL MANAGEMENT, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
CONFIDENTIAL

March 12, 2021

RumbleOn, Inc.
901 W. Walnut Lane, Suite #350C
Irving, Texas 75038
Attention: Marshall Chesrown

Project Wheelie
Commitment Letter

Ladies and Gentlemen:

RumbleOn, Inc, a Nevada corporation (“you” or the “Borrower”), has advised Oaktree Capital Management, L.P. (“Oaktree” or the “Commitment Party”, “us” or “we”), that you intend to acquire, directly or indirectly, the “Target” (as defined in Exhibit A hereto) and consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the exhibits attached hereto (such exhibits, together with this letter, collectively, the “Commitment Letter”).

1.
Commitments

In connection with the Transactions, Oaktree (the “Initial Lender”) is pleased to advise you of its commitment to provide, and hereby agrees to provide, 100% of the principal amount of the Term Facilities, upon the terms expressly set forth in this Commitment Letter (including, without limitation, the Summary of Terms and Conditions attached hereto as Exhibit B, respectively (the “Term Sheet”)) and subject solely to the Exclusive Funding Conditions (as defined below).

2.
Titles and Roles

You hereby appoint (i) Oaktree to act as sole lead arranger and bookrunning manager (in such capacity, the “Lead Arranger”) and (ii) Oaktree Fund Administration, LLC to act as sole administrative agent (in such capacity, the “Administrative Agent”) for the Term Facilities.

It is further agreed that Oaktree will have “left” placement on any marketing materials or other documentation used in connection with the Term Facilities and shall hold the leading role and responsibility associated with such “top left” placement. You agree that no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with obtaining the commitment of Lenders (as defined below) to participate in the Term Facilities unless you and we shall so agree.

3.
Syndication

The Lead Arranger intends to syndicate the Term Facilities to a group of banks, financial institutions and other lenders (together with the Initial Lender but excluding Specified Competitors (as defined below), the “Lenders”); provided that (i) the Lead Arranger will not syndicate, assign or participate to those entities reasonably satisfactory to the Lead Arranger and identified by you in writing within five (5) business days hereof as competitors of the Borrower, the Target or their respective subsidiaries (collectively, the “Specified Competitors”) and (ii) the Lead Arranger may not syndicate more than $200,000,000 of the principal amount of the Term Facilities. Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any assignment, syndication or participation by the Initial Lender, (i) the Initial Lender shall not be released, relieved or novated from its obligations hereunder (including its obligation to fully fund the Initial Term Facility on the Closing Date) in connection with any syndication, assignment or participation of the Initial Term Facility, including its commitments in respect thereof, until after the funding of the Initial Term Facility on the Closing Date, (ii) no assignment or novation shall become effective with respect to all or any portion of the Initial Lender’s commitments in respect of the Term Facilities until after the funding of the Initial Term Facility on the Closing Date and (iii) unless you otherwise agree in writing, the Initial Lender shall retain exclusive control over all rights and obligations with respect to its respective commitments in respect of the Term Facilities, including all rights with respect to consents, modifications, supplements and amendments, until after the initial funding of the Term Facilities on the Closing Date has occurred.

The Lead Arranger intends to commence syndication efforts with respect to the Term Facilities promptly following your execution and delivery of this Commitment Letter and, until thirty (30) days after the Closing Date (such period, the “Syndication Period”), you agree to use your commercially reasonable efforts to assist (and to use your commercially reasonable efforts to cause the Target to assist) the Lead Arranger in completing a syndication reasonably satisfactory to the Lead Arranger and you. Such assistance shall include the following: using your commercially reasonable efforts to facilitate direct contact between your senior management and the proposed Lenders (and using your commercially reasonable efforts to obtain such contact between the senior management of the Target and the proposed Lenders) at times and locations to be mutually agreed; provided that all such meetings shall be virtual. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the commencement nor the completion of the syndication of the Term Facilities nor the compliance with any of the other provisions set forth in any provision of this or any other paragraph of this Section 3 shall constitute a condition to the commitments hereunder or the funding of the Term Facilities on the Closing Date.

The Lead Arranger, in its capacity as such, will manage, in consultation with you (subject to your rights set forth in the preceding paragraphs of this Section 3), all aspects of the syndication, including decisions as to the selection of institutions (other than Specified Competitors) to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders (other than Specified Competitors) will participate, the allocation of the commitments among the Lenders and, subject to the provisions of the Fee Letter, the amount and distribution of fees among the Lenders.

[Commitment Letter]

You acknowledge that (a) the Lead Arranger on your behalf will make available, on a confidential basis, an information package and presentation to the proposed syndicate of Lenders by posting the information package and presentation on IntraLinks, DebtDomain or another similar electronic system and (b) certain prospective Lenders may be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws, “MNPI”) with respect to you, the Target, your or their respective subsidiaries, the respective securities of any of the foregoing or the Acquisition and who may be engaged in investment and other market-related activities with respect to such entities’ securities). At the reasonable request of the Lead Arranger, you agree to use your commercially reasonable efforts to assist (and to use commercially reasonable efforts to cause the Target to assist) in the preparation of a version of the information package and presentation to be used in connection with the syndication of the Term Facilities consisting exclusively of information and documentation with respect to you, the Target, your or the Target’s securities and the Acquisition that is (a) not material (as reasonably determined by you) with respect to you, the Target, your or their respective subsidiaries, the Acquisition or any of your or their respective securities for purposes of United States federal and state securities laws or (b) of a type that would customarily be publicly disclosed (as reasonably determined by you) in connection with any issuance by you or the Target or any of your or their respective subsidiaries of any debt or equity securities issued pursuant to a public offering, Rule 144A offering or other private placement where assisted by a placement agent (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”). It is understood that in connection with your assistance described above, a customary authorization letter will be included in the Confidential Information Memorandum that authorizes the distribution of such information to prospective Lenders and confirms to the Lead Arranger that the Public Lender Information does not include information about the Borrower, the Target or their respective subsidiaries or their respective securities other than as described in clauses (a) and (b) above (other than information about the Transactions or the Term Facilities) and will include a customary representation consistent with the representation in Section 4 below with respect to the information set forth therein, and the Public Lender Information will contain customary language exculpating us, our affiliates, you, the Target and your and their respective affiliates with respect to any liability related to the use (or misuse) of the contents of such Public Lender Information or the related marketing material by the recipients thereof. You acknowledge and agree that the following documents may be distributed to prospective Lenders wishing to receive only the Public Lender Information (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents): (i) drafts and final definitive documentation with respect to the Term Facilities (excluding, if applicable, any specifically identified schedules thereof); (ii) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a Lender meeting invitation, allocations and funding and closing memoranda (but excluding any Projections (as defined below))); and (iii) term sheets and notification of changes in the terms of the Term Facilities. You also agree to identify that portion of any other Information (as defined below) as relating to you or the Target (the “Borrower Materials”) to be distributed to “public side” Lenders and that you will clearly and conspicuously mark such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC,” you shall be deemed to have authorized the Lead Arranger and the proposed Lenders to treat such Borrower Materials as not containing any information about the Borrower, the Target or their respective subsidiaries or their respective securities other than as described in clauses (a) and (b) above (other than information about the Transactions or the Term Facilities) (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). You agree that, unless expressly identified as Public Lender Information, each document to be disseminated by the Lead Arranger to any Lender in connection with the Term Facilities will be deemed to contain Private Lender Information (except with respect to those documents described in clauses (i), (ii) and (iii) of the third preceding sentence or information about the Transactions or the Term Facilities).

4.
Information

You hereby represent and warrant (with respect to Information (as defined below) relating to the Target and its subsidiaries and their respective businesses, to your knowledge) that, (a) all written information, other than customary financial projections to be used in connection with the syndication of the Term Facilities including financial estimates, pro forma financial statements, forecasts and other forward-looking information (the “Projections”) and information of a general economic or industry-specific nature, concerning you, the Target, your and its respective subsidiaries, the Acquisition and the other transactions contemplated hereby (the “Information”), that has been or will be made available to us by or on behalf of you or your representatives in connection with the transactions contemplated hereby, taken as a whole and as supplemented, does not contain (or, in the case of Information furnished after the date hereof, will not contain), as of the time it was (or hereafter is) furnished, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, as supplemented and updated as provided below and (b) the Projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Party that (i) such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the later of Closing Date and the end of the Syndication Period, you become aware that any of the representations and warranties in the preceding sentence would be, (with respect to Information relating to the Target and its subsidiaries and their respective businesses, to your knowledge) incorrect in any material respect if the Information or Projections were being furnished and such representations and warranties were being made at such time, then you will (and will use commercially reasonable efforts to cause the Target to) promptly supplement the Information and the Projections so that (with respect to Information relating to the Target and its subsidiaries and their respective businesses, to your knowledge) such representations are correct, in all material respects, under those circumstances. The making or accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Commitment Party. You understand that in arranging and syndicating the Term Facilities we may use and rely on the Information and the Projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the Projections.

[Commitment Letter]

5.
Fees

As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to pay or cause to be paid the nonrefundable compensation described in the separate fee letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions expressly set forth therein.

6.
Conditions

The Initial Lender’s commitments hereunder are subject solely to the satisfaction (or waiver) of the Exclusive Funding Conditions, and upon the satisfaction (or waiver by the Commitment Party) of the Exclusive Funding Conditions, the initial funding of the Initial Term Facility shall occur.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Facility Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Initial Term Facility on the Closing Date, shall be (i) such of the representations made by or on behalf of the Target and its subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right (determined without regard to any notice provisions but taking into account any applicable cure provisions) to terminate your (or their) obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Purchase Agreement (the “Specified Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below) (the representations described in clauses (i) and (ii) being the “Closing Date Representations”) and (b) the terms of the Credit Facility Documentation shall be in a form such that they do not impair the availability of the Initial Term Facility on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived by the Commitment Party), it being understood that, to the extent any lien search, insurance certificate, guarantee (solely with respect to the Target and its subsidiaries) or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than the pledge and perfection of Collateral of Borrower and the Guarantors with respect to which a lien may be perfected solely by (A) the filing of financing statements (other than fixture filings on real estate) under the Uniform Commercial Code (“UCC”) and (B) the delivery of stock certificates or other certificates, if any, representing equity interests of the Borrower and any material domestic wholly-owned restricted subsidiary of Borrower (if any) that is part of the Collateral required to be pledged pursuant to the Term Sheet to the extent (x) possession of such certificates perfects a security interest therein and (y) in the case of stock certificates or other certificates representing equity interests of subsidiaries of the Target, such stock certificates have been received from the Target after your use of commercially reasonable efforts to do so) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such lien search, insurance certificate and/or Collateral shall not constitute a condition precedent to the availability of the Initial Term Facility, but may instead be provided within sixty (60) days after the Closing Date, in each case, subject to such extensions as are reasonably agreed by Oaktree and Borrower, or pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably. “Specified Representations” means the representations in the Credit Facility Documentation relating to corporate or other organizational existence, organizational power and authority of Borrower and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Credit Facility Documentation); due authorization, execution, delivery and enforceability, in each case relating to the entering into and performance of such Credit Facility Documentation by Borrower and the Guarantors; solvency as of the Closing Date (after giving effect to the Transactions) of Borrower and its subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1 of Exhibit C hereto); no violations or conflicts with organizational documents (as related to the Credit Facility Documentation) of Borrower and the Guarantors; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds of the Term Loans not violating OFAC or FCPA; and the creation, validity and perfection of the security interests (subject to customary permitted liens) in the Collateral of Borrower and the Guarantors and subject in all respects to the foregoing provisions of this paragraph. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Facility Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the commitments of the Initial Lender hereunder and the Lead Arranger’s agreements to perform the services described herein, including the funding of the Initial Term Facility, are subject (i) to the conditions expressly set forth under the heading “Conditions to Initial Borrowing on the Closing Date” in the Term Sheet on Exhibit B, and (ii) to the conditions set forth in this Section 6 and in Exhibit C hereto (collectively, the “Exclusive Funding Conditions”), (b) the only conditions (express or implied) to the availability of the Initial Term Facility on the Closing Date are the Exclusive Funding Conditions and (c) to the extent the Closing Date Representations with respect to the Target and its subsidiaries are qualified or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect” as defined in the Purchase Agreement as in effect on the date hereof or as amended in accordance with paragraph 2 of Exhibit C hereto (“Target Material Adverse Effect”) for purposes of any representations and warranties made or to be made on or as of the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision.” The Lead Arranger will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Initial Term Facility in a manner consistent with the Purchase Agreement on the Closing Date.

[Commitment Letter]

7.
Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Party, its controlled affiliates and controlling persons and the respective directors, officers, employees and other representatives of each of the foregoing and their respective successors (each, an “indemnified person”) from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions or the use of proceeds of the Initial Term Facility or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, the Target, your or their equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty (30) days of written demand (together with reasonable backup documentation) for any reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons taken as a whole and, if reasonably necessary, one local counsel in any relevant material jurisdiction and, in the case of a conflict of interest, one additional counsel to the affected indemnified persons taken as a whole, in each case excluding allocated costs of in-house counsel); provided that, the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith, fraud or gross negligence of such indemnified person (or its controlled affiliates and controlling persons and their respective directors, officers, employees and other representatives), (ii) the material breach of the Commitment Letter or Fee Letter by any indemnified person (or its controlled affiliates and controlling persons and their respective directors, officers, employees and other representatives) (in the case of each of preceding clause (i) and this clause (ii), as determined by a court of competent jurisdiction in a final non-appealable judgment) and (iii) any disputes solely among indemnified persons (other than (x) any claims against the Commitment Party in its capacity as a Lead Arranger or any similar role under the Term Facilities unless such claim would otherwise be excluded pursuant to clause (i) or (ii) above and (y) claims arising out of any act or omission of Borrower or the Target or any of your or its respective subsidiaries) and (b) whether or not the Closing Date occurs, to reimburse the Commitment Party and its affiliates for all reasonable and documented expenses (including, but not limited to, due diligence expenses, syndication expenses and (limited to) reasonable fees, charges and disbursements of one primary counsel to the Commitment Party and, if reasonably necessary, one local counsel in any relevant material jurisdiction incurred in connection with the Term Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Facility Documentation) or the administration, amendment, modification or waiver of any of the foregoing) within thirty (30) days of written demand (including documentation reasonably supporting such request) (other than with respect to such fees and expenses paid on the Closing Date for which written demand including documentation reasonably supporting such request is provided at least three (3) business days prior to the Closing Date); provided that, such fees and expenses (i) in the case of legal counsel, shall be limited to the reasonable fees and expenses of counsel described in this clause (b) which, in any event, shall exclude allocated costs of in-house counsel and (ii) in the case of any other advisors and consultants, shall be limited solely to advisors and consultants approved by you;. No person a party hereto nor any indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, IntraLinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, fraud or willful misconduct of, or material breach of this Commitment Letter or the Fee Letter by, such person (or its controlled affiliates and controlling persons and their respective directors, officers, employees and other representatives). None of the indemnified persons or you, the Target or any of your or its respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Term Facilities or the transactions contemplated hereby; provided that, nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein in respect of any losses, claims, damages, liabilities and expenses incurred or paid by an indemnified person to a third party unaffiliated with the Commitment Party. Each indemnified person (by accepting the benefits hereof) agrees to refund and return any and all amounts paid by you to such indemnified person pursuant to the terms of this paragraph to the extent such indemnified person is not entitled to the payment thereof pursuant to the terms of this paragraph.

You shall not be liable for any settlement of any Proceeding (or expenses solely in respect of such settlement) effected without your written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent, or if there is a final judgment against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding, (b) includes customary confidentiality provisions and (c) such settlement does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of any indemnified person.

[Commitment Letter]

In case any Proceeding is instituted involving any indemnified person for which indemnification is to be sought hereunder by such indemnified person, then such indemnified person will promptly notify you of the commencement of any Proceeding after such indemnified person has actual knowledge of the same; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such indemnified person pursuant to this Section 7.

Notwithstanding anything to the contrary contained herein, upon the execution of the Credit Facility Documentation, (a) the relevant provisions of such definitive documentation shall supersede the provisions of the preceding paragraphs of this Section 7 and (b) your obligation pursuant to this Commitment Letter to reimburse an indemnified person (or its related indemnified persons) for losses, claims, damages, liabilities, expenses, fees or any such indemnified obligations or any other expense reimbursement shall automatically terminate and be replaced in all respects by the relevant provisions set forth in the Credit Facility Documentation.

8.
Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Commitment Party (or its affiliates) is a full-service securities firm and that we may from time to time (a) effect transactions, for our own or our affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target or its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you or the Target or their subsidiaries may have commercial or other relationships or adverse interests or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you may have conflicting interests. In addition, consistent with the Commitment Party’s policy to hold in confidence the affairs of its customers, the Commitment Party will not furnish information obtained from you, the Target or your or their respective affiliates and representatives to any of its other clients (or to clients of its affiliates) or in connection with the performance by the Commitment Party and its affiliates of services for its other clients (or for clients of their affiliates). You also acknowledge that the Commitment Party and its affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (a) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (b) you have been advised that the Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Party has no obligation to disclose such interests and transactions to you or your affiliates, (c) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Party for such advice, and (d) none of the Commitment Party nor its affiliates have any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by the Commitment Party and you. Please note that neither the Commitment Party nor any of its affiliates provide tax, accounting or legal advice.

[Commitment Letter]

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) in connection therewith and with the process leading to the Transactions, the Commitment Party and its affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of you and their management, stockholders, creditors, affiliates or any other person and (d) you will not claim that the Commitment Party (in its capacity as such) or its applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

9.
Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms shall be disclosed by you to any other person, except (a) to your officers, directors, employees, affiliates, members, partners, stockholders, actual and potential co-investors, attorneys, accountants, agents and advisors on a confidential basis, (b) to the Target and its officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors on a confidential basis (provided that, any disclosure of the Fee Letter or its terms or substance under this clause (b) prior to the Closing Date shall be redacted in a customary manner in respect of the amounts, percentages and basis points of compensation set forth therein (and, after the Closing Date, may be disclosed in an unredacted version to the Target and its respective officers, directors, employees, attorneys, accountants, agents and advisors, in each case, on a confidential basis)), unless the Commitment Party otherwise consents in writing (including via e-mail) (such consent not to be unreasonably withheld, delayed or conditioned), (c) after the Closing Date, the Commitment Letter and Fee Letter may be used for customary accounting purposes, including accounting for deferred accounting costs or the aggregate amount of fees payable may be used as part of projections, pro forma information and a generic disclosure of aggregate sources and uses, (d) in any legal, regulatory, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (including a self-regulatory authority) (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof), (e) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter, (f) the existence and contents of the Commitment Letter and the Term Sheet may be disclosed (but not the Fee Letter or the contents thereof other than the existence thereof and the aggregate amount of fees payable as part of projections, pro forma information and a generic disclosure of aggregate sources and uses) in any proxy, public filing, prospectus, offering memorandum, offering circulation, syndication materials or other materials in connection with the Transactions, (g) the Commitment Letter including the Term Sheet and Exhibit C hereto (but not the Fee Letter or the contents thereof other than the existence thereof and the aggregate amount of fees payable as part of projections, pro forma information and a generic disclosure of aggregate sources and uses) may be disclosed to actual and prospective Lenders and to any rating agency in connection with the Transactions or in any public regulatory filing requirement (including, for clarity purposes, any customary 8-K in connection with the Commitment Letter) relating to the Transactions, (h) to the extent any such information becomes publicly available other than by reason of disclosure by you, your controlled affiliates or your representatives in violation of this Commitment Letter and (i) with the Commitment Party’s consent in writing (including via e-mail). The foregoing restrictions shall cease to apply after the Credit Facility Documentation shall have been executed and delivered by the parties hereto (other than with respect to any economics referenced in the Fee Letter).

[Commitment Letter]

The Commitment Party shall treat confidentially all information received by it from you, the Target or your or their respective affiliates and representatives in connection with the Acquisition and the other Transactions and only use such information for the purposes of providing the services contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent the Commitment Party from disclosing any such information (a) to any actual or prospective participants, current or prospective funding sources (including leverage providers) or derivative counterparties (other than Specified Competitors and persons to whom you have affirmatively declined to provide your consent to the assignment or syndication thereto); provided that, the disclosure of any such information to any actual or prospective participants or derivative counterparties referred to above shall be made subject to the acknowledgment and acceptance by such actual or prospective Lender, participant or derivative counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication practice of the Commitment Party or customary market standards for dissemination of such type of information, in the event of any electronic access through IntraLinks, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you; (b) in any legal, judicial, or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations (in which case the Commitment Party shall promptly notify you, in advance, to the extent permitted by law, rule or regulation (except with respect to any routine audit or examination conducted by bank accountants or regulatory authority exercising routine examination or regulatory authority)), (c) upon the request or demand of any governmental or regulatory authority having jurisdiction over the Commitment Party or any of its affiliates or upon the good faith determination by counsel that such information must be disclosed in light of ongoing oversight or review of the Commitment Party by any governmental or regulatory authority having jurisdiction over the Commitment Party or its affiliates (in each case the Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (d) to the officers, directors, employees, legal counsel, independent auditors, professionals, financing sources, and other experts or agents of the Commitment Party (collectively, “Representatives”); provided that, any such Representative is advised of its obligation to retain such information as confidential and agrees to keep information of this type confidential, and the Commitment Party shall be responsible for the compliance of its Representatives with this paragraph, (e) to any of its affiliates and Representatives of its affiliates (provided that, any such affiliate or Representative is advised of its obligation to retain such information as confidential, and the Commitment Party shall be responsible for the compliance of its affiliates and Representatives of their affiliates with this paragraph) solely in connection with the Term Facilities and the related Transactions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to you, the Target or your or their respective affiliates, (g) to the extent that such information is received by the Commitment Party, its affiliates or their respective Representatives from a third party that is not known (after due inquiry) by the Commitment Party to be subject to confidentiality obligations to you, the Target or your or their respective affiliates, (h) to the extent that such information is independently developed by the Commitment Party, its affiliates, or their respective Representatives without the use of such information and (i) to enforce or defend their respective rights hereunder or under the Fee Letter; provided, however, that, no such disclosure shall be made by the Commitment Party to any Specified Competitor (as defined in Exhibit A). The Commitment Party’s obligations under this paragraph shall remain in effect until the earlier of (x) two years from the date hereof and (y) the date the Credit Facility Documentation is effective, at which time our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Facility Documentation upon the execution and delivery thereof.

After the closing of the Transactions, the Borrower may, after consultation with the Commitment Party (except no consultation shall be required for customary form 8-K filings), disclose the existence of the Term Facilities (including Oaktree’s role in arranging any syndicating the Term Facilities) in any press release or public filing.

[Commitment Letter]

After the closing of the Transactions, the Commitment Party may (i) after consultation with the Borrower, place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transactions, including the amount, type and closing date of the Term Facilities). In addition, the Commitment Party may disclose the existence of the Term Facilities and the information about the Term Facilities to market data collectors, similar service providers to the lending industry, and service providers to the Commitment Party in connection with the administration and management of the Term Facilities.

10.
Miscellaneous

This Commitment Letter shall not be assignable by any party hereto (except by you to one or more of your subsidiaries that is a newly formed domestic “shell” company wholly-owned, directly or indirectly, by the Borrower to effect the consummation of the Acquisition) without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and, to the extent set forth in Section 7, the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof, and the words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Commitment Letter shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Commitment Party, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Term Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction; provided, however, that the laws of the state which governs the Purchase Agreement shall govern in determining (a) the interpretation of a “Target Material Adverse Effect” and whether a “Target Material Adverse Effect” has occurred, (b) the accuracy of any Specified Purchase Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate have the right or would have the right (without regard to any notice requirement but taking into account any applicable cure provisions) to terminate your obligations (or to refuse to consummate the Acquisition) under the Purchase Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement. Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Credit Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Documentation Principles (it being acknowledged and agreed that the funding of the Initial Term Facility is subject only to the Exclusive Funding Conditions, including the execution and delivery of the Credit Facility Documentation as provided in this Commitment Letter) and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein. Reasonably promptly following the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Credit Facility Documentation for the purpose of executing and delivering the Credit Facility Documentation substantially simultaneously with the consummation of the Acquisition. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

[Commitment Letter]

The Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”), we are required to obtain, verify and record information that identifies Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Party or such Lender to identify Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Party and each Lender. In addition to the foregoing, you shall, promptly upon the reasonable request by the Commitment Party, deliver to the Commitment Party all documentation and other information reasonably requested by the Commitment Party with respect to the Borrower and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the certification regarding beneficial ownership required by 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”).

The indemnification, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty and confidentiality provisions contained herein and the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that, your obligations under this Commitment Letter (but not the Fee Letter) (and other than in respect of your obligations in respect of syndication assistance and related information provisions (which shall terminate in accordance with Sections 3 and 4, respectively), your agreements in respect of no fiduciary or similar duties and your obligations in respect of confidentiality (which shall terminate in accordance with Section 9) and indemnification (which shall terminate in accordance with Section 7)) shall automatically terminate and be superseded by the provisions of the Credit Facility Documentation upon the execution thereof, and you shall automatically be released from all liability in connection therewith at such time. You may terminate the Commitment Party’s commitments (or a portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on March 12, 2021. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence, unless we shall, in our sole discretion, agree to an extension. Unless we shall, in our sole discretion, agree to an extension, this Commitment Letter and the commitments hereunder shall automatically terminate in the event that (a) if the initial borrowing under the Initial Term Facility does not occur on or before 11:59 p.m., New York City time, on September 12, 2021, (b) the Acquisition closes with or without the use of the Initial Term Facility, (c) after execution of the Purchase Agreement and prior to the consummation of the Acquisition, the valid termination by you of the Purchase Agreement in accordance with its terms or (d) the occurrence of the Closing Date; provided that, the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter.

[Remainder of this page intentionally left blank]

[Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

OAKTREE CAPITAL MANAGEMENT, L.P.
By: /s/ Christine Pope
       Name: Christine Pope
       Title: Managing Director

[Signature Page To Commitment Letter]

Accepted and agreed to as of
the date first above written:

RUMBLEON, INC.

By: /s/ Steve Berrard
      Name: Steve Berrard
      Title: CFO

[Signature Page To Commitment Letter]

  EXHIBIT A
Project Wheelie
$280,000,000 Term Loan Facility
$120,000,000 Delayed Draw Term Loan Facility
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Reference is made to that certain Plan of Merger and Equity Purchase Agreement, dated as of March 12, 2021 (together with the exhibits and disclosure schedules thereto, as amended, modified, supplemented or waived, the “Purchase Agreement”), by and among the Borrower, RO Merger Sub I, Inc., an Arizona corporation (“Merger Sub I”), RO Merger Sub II, Inc., an Arizona corporation (“Merger Sub II”), RO Merger Sub III, Inc., an Arizona corporation (“Merger Sub III”), RO Merger Sub IV, Inc., an Arizona corporation (“Merger Sub IV” and, together with Merger Sub I, Merger Sub II and Merger Sub III, each a “Merger Sub” and collectively, the “Merger Subs”), C&W Motors, Inc., an Arizona corporation, , Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, and the sellers party thereto, and Mark Tkach, as representative of the sellers party thereto, pursuant to which the Borrower intends to acquire, directly or indirectly, (the “Acquisition”) certain of the outstanding Equity Interests (as defined in the Purchase Agreement) of the Acquired Companies (as defined in the Purchase Agreement; the Acquired Companies, individually and collectively, are herein referred to as the “Target”) and in connection with the foregoing, it is intended that:

(a)           The Acquisition shall occur through the acquisition by the Borrower, directly or indirectly, of certain of the outstanding Equity Interests of the Target either directly, indirectly or through a merger by the Merger Subs with and into certain of such of the Target entities, with such Target entities as the surviving entities and direct or indirect restricted subsidiaries of Borrower.

(b)           Cash proceeds for equity (in the form of (x) common equity or (y) preferred equity that does not constitute “disqualified stock” in a manner consistent with the terms of the Credit Facility Documentation or that is otherwise reasonably acceptable to the Commitment Party, any equity described in the foregoing clauses (x) and (y) being “Permitted Equity”) will be paid in cash directly to the Borrower in exchange for Permitted Equity (the “Equity Contribution”) in an aggregate amount of not less than $170.0 million.

(c)           Substantially concurrently with the Acquisition, the Borrower will obtain (i) $280 million in aggregate principal amount of senior secured term loans and (ii) $120 in commitments under a senior secured delayed draw term loan facility, as described in Exhibit B to the Commitment Letter.

(d)           Prior to, or substantially concurrently with the funding of the Initial Term Facility, the Borrower will repay the outstanding debt of the Target issued pursuant to (i) that certain Term Loan Agreement, dated as of July 1, 2016, by and among CMG Powersports, Inc., America’s Powersports, Inc., San Diego House of Motorcycles, Inc., Woods Fun Center, Inc., APS Austin Holdings, LLC, APS Texas Holdings, LLC, APS of Texas LLC, APS of Oklahoma, LLC and APS of Ohio, LLC, collectively, as borrower, and The Northern Trust Company, as bank, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date and (ii) that certain Line of Credit Note, dated as of February 12, 2020, made by BJ Motorsports, LLC, C&W Motors, Inc., Coyote Motorsports-Allen, Ltd., Coyote Motorsports-Garland, Ltd., East Valley Motorcycles, L.L.C., ECHD Motorcycles, LLC, Glendale Motorcycles, L.L.C., IOT Motorcycles, LLC, JJB Properties, L.L.C., Metro Motorcycle, Inc., Ride Now, LLC, Ride Now-Carolina, LLC, Ride Now 6 Garland, LLC, Ride Now USA, L.L.C., RN-Gainesville, LLC, RN Tri-Cities, LLC, RNKC, LLC, RNMC Daytona, LLC, Top Cat Enterprises, L.L.C., Tucson Motorcycles, Inc., Tucson Motorsports, Inc., YSA Motorsports, LLC, TC Motorcycles, LLC, Ride Now 5 Allen, LLC and RHND Ocala, LLC, as borrowers, payable to JPMorgan Chase Bank, N.A., as the bank, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date (collectively, the “Existing Target Financing Agreements”) so that upon such repayment there shall not exceed $15 million outstanding (the repayment to reduce such outstanding debt under the Existing Target Financing Agreements and, subject to the Certain Funds Provision, the release of substantially all guarantees and liens in respect of any Existing Target Financing Agreement paid in full, the “Refinancing”).

(e)           The proceeds of a portion of the Equity Contribution, the Initial Term Facility and cash on hand at the Borrower, the Target and their respective subsidiaries on the Closing Date will be applied to, among other things, (i) fund the Acquisition, (ii) consummate the Refinancing and (iii) pay the fees, premiums, expenses and other transaction costs incurred in connection with the foregoing (the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions.” For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of (i) the satisfaction or waiver of the Exclusive Funding Conditions, (ii) the initial funding of the Initial Term Facility, (iii) the consummation of the Refinancing and (iv) the consummation of the Acquisition.

A-1

  EXHIBIT B
Project Wheelie
$280,000,000 Term Loan Facility
$120,000,000 Delayed Draw Term Loan Facility
Summary of Principal Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Term Facilities. Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the letter to which this Exhibit B is attached or in Exhibits A or C attached thereto.

Borrower:	RumbleOn, Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”).
Transactions:	As set forth in Exhibit A to the Commitment Letter.
Administrative Agent and Collateral Agent:
Oaktree Fund Administration, LLC will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (excluding any Specified Competitors) with respect to the Term Facilities (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arranger and Bookrunner:
Oaktree Capital Management, L.P. will act as lead arranger and bookrunner for the Term Facilities (together with its designated affiliates, in such capacity, the “Lead Arranger”), and will perform the duties customarily associated with such roles.

Initial Term Facility:
A senior secured first lien term loan facility (the “Initial Term Facility”) in an aggregate principal amount of $280 million.

Lenders with commitments under the Initial Term Facility are collectively referred to herein as the “Initial Term Facility Lenders”.

Loans under the Initial Term Facility (“Initial Term Loans”) will be available to the Borrower in U.S. dollars.

Delayed Draw Term Loan Facility:
A senior secured first lien delayed draw term loan facility in an aggregate principal amount of up to $120 million (the “Delayed Draw Term Facility” and, together with the Initial Term Facility, the “Term Facilities”).

Lenders with commitments under the Delayed Draw Term Facility are collectively referred to herein as the “Delayed Draw Term Facility Lenders”. Initial Term Facility Lenders and Delayed Draw Term Facility Lenders are collectively referred to herein as “Lenders”

Loans, if any, under the Delayed Draw Term Facility (the “Delayed Draw Term Loans” and together with the Initial Term Loans, the “Term Loans”) will be available to the Borrower in U.S. dollars. The Initial Term Loans and, after the funding thereof, the Delayed Draw Term Loans, shall have the same terms and shall be treated as a single “fungible” class for all purposes; provided that the Credit Facility Documentation may be amended by the Borrower and the Administrative Agent as may be necessary or advisable in their reasonable opinion to have such facility fungible with other Term Loans.

Loans under the Delayed Draw Term Facility will be available on and after the six-month anniversary of the Closing Date until the eighteenth-month anniversary of the Closing Date (the “Delayed Draw Termination Date”), in a maximum number of five (5) draws. Amounts repaid or prepaid under the Delayed Draw Term Facility may not be reborrowed.

If the Delayed Draw Term Facility has not been drawn in full by the Delayed Draw Termination Date, then on such date any remaining unused commitments under the Delayed Draw Term Facility shall automatically be reduced to $0. The Borrower may reduce commitments under the Delayed Draw Term Facility, at its option, in whole or in part, prior to the Delayed Draw Termination Date.

Any incurrence of Delayed Draw Term Loans after the Closing Date will be in minimum amounts of the lesser of $20 million and the remaining undrawn amount of the Delayed Draw Term Facility, and subject only to the following conditions, measured at the time of the incurrence of such Delayed Draw Term Loans (clause (a) through (c) below, collectively, the “Delayed Draw Term Loan Conditions”):

(a) the Consolidated Total Net Leverage Ratio (as defined in Exhibit D hereto) as of the last day of the most recently ended fiscal quarter of the Borrower for which internal financial statements are available, calculated on a pro forma basis, giving effect to the use of proceeds therefrom (excluding the cash proceeds to the Borrower of any Delayed Draw Term Loans) does not exceed the Consolidated Total Net Leverage Ratio on the Closing Date upon Acquisition;

(b) the proceeds of borrowings under the Delayed Draw Term Facility shall only be used by the Borrower (A) to finance Permitted Acquisitions and similar investments (and such Delayed Draw Term Loans may be drawn prior to or substantially simultaneously with the consummation of such Permitted Acquisition or investment), and earnouts and (B) in each case, to pay related fees and expenses, including earnout obligations with respect to such acquisitions;

(c) all representations and warranties will be true and correct in all material respects (in the case of any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language, the accuracy in all respects) immediately prior to, and after giving effect to, the incurrence of such Delayed Draw Term Loans (subject to customary “Certain Funds Provisions” if being incurred in connection with a Permitted Acquisition).

Incremental Term Facilities:
The Credit Facility Documentation will permit the Borrower to add one or more incremental term loan facilities under the Credit Facility Documentation (each, an “Incremental Term Facility”) until the eighteenth-month anniversary of the Closing Date in an aggregate amount of up to $100 million; provided that each Incremental Term Facility shall be subject to the following terms and conditions:
(i) the Incremental Term Facilities will have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Initial Term Facility;

(ii) the Delayed Draw Term Facility shall have been fully funded prior to, or at the time of, the addition of any Incremental Term Facility;

(iii) the Delayed Draw Term Loan Conditions shall be satisfied;

(iv) no existing Lender will be required to participate in any such Incremental Term Facility without its consent;

(v) any Incremental Term Facility may be offered to third-party lenders but shall first be offered to any then-existing Lenders on a pro rata basis as more fully described in the Credit Facility Documentation;

(vi) the maturity date of any Incremental Term Facility shall be no earlier than the maturity date of the Term Facilities and the weighted average life of such Incremental Term Facility shall be not shorter than the then remaining weighted average life of the Term Facilities;

(vii) the interest rate margins applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that, in the event the interest rate margins for the Incremental Term Facility are higher than the interest rate margins for the Term Facilities by more than 50 basis points per annum, then the interest rate margins for the Term Loans shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for the Incremental Term Facility minus 50 basis points per annum; provided further that, in determining the interest rate margins applicable to the Incremental Term Facility, (x) customary arrangement or commitment fees payable to the Lead Arranger (or its affiliates) in connection with the Term Loans or to one or more arrangers (or their affiliates) of the Incremental Term Facility shall be excluded, (y) original issue discount (“OID”) and upfront fees paid to the lenders thereunder shall be included (with OID being equated to interest based on assumed four-year life to maturity) and (z) if the Incremental Term Facility includes an interest rate floor greater than the applicable interest rate floor under the existing Term Facilities, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Term Facility shall be required, but only to the extent an increase in the interest rate floor in the existing Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Facilities shall be increased to the extent of such differential between interest rate floors;

(viii) any Incremental Term Facility, for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Term Facilities;

(ix) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clause (vi), (vii) or (viii) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood that no consent shall be required from the Administrative Agent for terms or conditions that are more restrictive than the Credit Facility Documentation if the Lenders under the Initial Term Facility receive the benefit of such terms or conditions through their addition to the Credit Facility Documentation or to the extent that they apply solely to periods following the latest maturity date then in effect); and

(x) each Incremental Term Facility shall be in such minimum amounts and subject to such notice provisions and other mechanics as are consistent with the Documentation Principles and, if incurred in connection with a Permitted Acquisition, subject to customary “Certain Funds Provisions.”

Purpose:
The proceeds of borrowings under the Initial Term Facility will be used by the Borrower on the Closing Date, together with the Equity Contribution and cash on hand at the Target, to (i) fund the Acquisition, (ii) consummate the Refinancing and (iii) pay the Transaction Costs.

The proceeds of borrowings under the Delayed Draw Term Facility will be used by the Borrower (A) to finance Permitted Acquisitions and similar investments (and such Delayed Draw Term Loans may be drawn prior to or substantially simultaneously with the consummation of such Permitted Acquisition or investment), and earnouts and (B) in each case, to pay related fees and expenses, including earnout obligations with respect to such acquisitions.

Availability:
The Initial Term Facility will be available in a single drawing on the Closing Date.

The Delayed Draw Term Facility may be drawn in one or more drawings prior to the Delayed Draw Termination Date.

Amounts borrowed under the Initial Term Facility and the Delayed Draw Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.
Default Rate:	With respect to any overdue amount (including overdue principal and overdue interest), the applicable interest rate plus 2.00% per annum shall be payable on demand.

Final Maturity andAmortization:
The Term Facilities will mature on the fifth (5th) anniversary of the Closing Date (subject to extension with the consent of only the extending lender) and will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Initial Term Facility (as increased by the original principal amount of any extension of credit under the Delayed Draw Term Facility and/or any Incremental Term Facility in the form of an increase to the Initial Term Facility from and after the first full fiscal quarter ending after the applicable date of drawing of the Delayed Draw Term Loans and/or loans under such Incremental Term Facility, as applicable (with appropriate adjustments as may be necessary to cause the Delayed Draw Term Loans and/or loans under such Incremental Term Facility, as applicable, to be treated as the same class as loans under the Initial Term Facility and to permit “fungibility” with the Initial Term Facility)) during each year of the Term Facilities (such payments subject to reduction as provided herein and in the Documentation Principles and such other reductions as the Borrower and the Lead Arranger may agree), with the balance of the original principal amount of the Term Facilities payable at maturity. Amortization will commence on the last business day of the first full fiscal quarter ending after the Closing Date.

Guarantees:
All obligations of the Borrower (the “Borrower Obligations”) under the Term Facilities will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of the Borrower (the “Guarantors” and, together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”), provided that Guarantors shall not include, (a) (i) any domestic subsidiary of a foreign subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the U.S. Internal Revenue Code (a “CFC”) or (ii) any domestic subsidiary that owns no material assets (directly or through one or more disregarded entities) other than capital stock or debt (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more foreign subsidiaries that are CFCs (a “Domestic Foreign Holding Company”), (b) unrestricted subsidiaries, (c) immaterial subsidiaries, (d) captive insurance companies, (e) not-for-profit subsidiaries, (f) special purpose entities and (g) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or at the time such restricted subsidiary is acquired (and not entered into in contemplation of such acquisition), as applicable, from guaranteeing the Term Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:
Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the Borrower Obligations and the Guarantees will be secured by: (i) (a) a perfected first priority pledge of the equity interests of each subsidiary directly held by the Borrower or any subsidiary Guarantor, (b) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible personal property and fee-owned real property above an agreed threshold of the Borrower and each Guarantor (including but not limited to, equipment, general intangibles (including contract rights), investment property, U.S. intellectual property, intercompany notes, instruments, chattel paper and documents and proceeds of the foregoing) and (c) a perfected first priority security interest in the cash, cash equivalents, deposit, securities, commodity and similar accounts of the Borrower and the Guarantors, subject to customary exceptions to be mutually agreed (in each case, subject to control agreements in form and substance reasonably satisfactory to the Administrative Agent) and (ii) a perfected second priority interest in and on any assets securing obligations of the Borrower or any Guarantor under any Floor Plan Financing (solely to the extent permitted under such facility and, with respect to perfection in deposit accounts that are reserves for Floor Plan Financings, solely to the extent consented to by the capital provider of the applicable Floor Plan Financing) (the items described in clauses (i) (a), (b) and (c) and (ii) above, but excluding the Excluded Assets, collectively, the “Collateral”). Borrower shall use commercially reasonable efforts to obtain a landlord waiver, collateral access agreement or similar agreement with respect to each location where a material portion (subject to a threshold to be agreed) of the Collateral is located.

Notwithstanding anything to the contrary, the Collateral shall exclude (including from any applicable security documents) the following: (i) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests in real property, (ii) motor vehicles and other assets subject to certificates of title to the extent a lien therein cannot be perfected by the filing of a UCC financing statement, letter of credit rights (other than to the extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement) and commercial tort claims below a threshold to be agreed, (iii) pledges and security interests prohibited by applicable law, rule or regulation after giving effect to the anti-assignment provisions of the UCC and other applicable law, (iv) margin stock and, to the extent requiring the consent of one or more third parties (that are not the Borrower or its direct or indirect subsidiaries) or prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement after giving effect to the anti-assignment provisions of the UCC and other applicable law, equity interests in any person other than wholly-owned material restricted subsidiaries, (v) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Credit Facility Documentation, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition, (vi) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower, in consultation with (but without the consent of) the Administrative Agent, (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (ix) up to $5.2 million in cash held in an escrow account or reserve account in connection with any prepayment of the PPP Debt (as defined below) and (x) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (x) are, collectively, the “Excluded Assets”).

Notwithstanding anything to the contrary, but subject to the Certain Funds Provision, the Borrower and the Guarantors shall not be required, nor shall the Administrative Agent be authorized, to (i) perfect the above-described pledges, security interests and mortgages in the Collateral by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgaged properties constituting Collateral or any fixtures relating to such mortgaged properties, (B) filings in United States government offices with respect to intellectual property as expressly required in the Credit Facility Documentation, (C) mortgages in respect of fee-owned real property with a fair market value in excess of an amount to be agreed or (D) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of intercompany notes, stock certificates of the Borrower and its subsidiaries and instruments, in each case as expressly required in the Credit Facility Documentation or (ii) to take any action with respect to any assets located outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Credit Facility Documentation, and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens and other exceptions and baskets to be set forth in the Credit Facility Documentation).

Mandatory Prepayments:
Loans under the Term Facilities shall be prepaid with:
(a) commencing with the fiscal year ending December 31, 2021, 50% of Excess Cash Flow (as defined in Exhibit D hereto) in excess of $2.5 million; provided that in any fiscal year, any voluntary prepayments (including those pursuant to debt buybacks made by Borrower or one of its restricted subsidiaries in an amount equal to the discounted amount actually paid in respect thereof) of loans under the Term Facilities or any revolving credit facility to the extent there is a corresponding permanent reduction in commitments thereunder (other than, in each case, prepayments funded with the proceeds of incurrences of indebtedness (other than revolving loans)) shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis prior to the making of such Excess Cash Flow prepayment;

(b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds and sale leaseback proceeds) subject to exceptions to be agreed (including in excess of thresholds per transaction and per fiscal year to be agreed) and subject to the right to reinvest 100% of such proceeds, if such proceeds are reinvested in the business (but excluding investments in cash and cash equivalents), including in permitted acquisitions or capital expenditures within 12 months, and other exceptions to be set forth in the Credit Facility Documentation;

(c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (excluding Incremental Term Facility, Delayed Draw Term Facility and other debt permitted under the Credit Facility Documentation); and

(d) 50% of the net cash proceeds of public or private equity issuances of the Borrower and its restricted subsidiaries after the Closing Date; provided that the Borrower and its restricted subsidiaries may issue public or private equity securities in order to finance Permitted Acquisitions or to fund working capital, and, so long as the Borrower is in pro forma compliance with the Financial Covenants and the Minimum Liquidity Covenant set forth herein, the Borrower shall not be required to use the proceeds of such issuances to prepay the Term Loans.

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, on a pro rata basis to the Term Facilities and any Incremental Term Facility under the Credit Facility Documentation and to scheduled amortization payments thereof in direct order of maturity to the next eight scheduled amortization payments and then pro rata to the remaining scheduled amortization payments.
Any Lender under the Term Facilities may elect not to accept its pro rata portion of any mandatory prepayment under clause (a), (b), (c) or (d) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower.

For the avoidance of doubt, any mandatory prepayment required hereunder may be made by the Borrower from any source of funds and shall not be required to be made from the funds of any particular subsidiary of the Borrower.

Voluntary Prepayments and Reductions in Commitments:
Prepayments of borrowings under the Term Facilities will be permitted at any time (subject to customary notice requirements), in minimum principal amounts to be agreed, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period.

Any voluntary prepayment of the Term Facilities and any mandatory prepayments made with the net cash proceeds of issuances, offerings or placement of debt obligations (or any mandatory assignment in connection with a transaction analogous to a “repricing transaction”) must be prepaid (a) with a make-whole based on U.S. Treasury notes with a maturity closest to the first anniversary of the Closing Date plus 50 basis points, for any prepayments made on or after the Closing Date but prior to the first anniversary of the Closing Date, (b) at 102% on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, (c) at 101% on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date and (d) without premium or penalty on or after the third anniversary of the Closing Date.

All voluntary prepayments of the Term Facilities and any Incremental Term Facility will be applied to the remaining amortization payments under the applicable Term Facility or such Incremental Term Facility, as applicable, in the indirect order of maturity thereof.

Documentation Principles:
The definitive documentation for the Term Facilities (together with the ancillary documentation, the “Credit Facility Documentation”) will be initially drafted by counsel to the Lead Arranger and negotiated in good faith by the Borrower and the Lead Arranger, giving effect to the Certain Funds Provision, shall contain the terms and conditions set forth in this Term Sheet and the Fee Letter. The Credit Facility Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default and other terms and conditions expressly set forth in this Term Sheet, in each case, applicable to the Borrower and its restricted subsidiaries.

The foregoing provisions, collectively, are referred to as the “Documentation Principles”. All standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods in the Credit Facility Documentation shall be consistent with the Documentation Principles.

Representations and Warranties:
Subject to the Certain Funds Provision and limited to the following (to be applicable to the Borrower and its restricted subsidiaries and as qualified by disclosure schedules to be delivered by the Borrower containing information necessary to make such representations and warranties accurate and complete when made; provided that any such information on the disclosure schedule shall be reasonably acceptable to the Lead Arranger): organizational status and good standing; power and authority, due authorization, qualification, execution, delivery, binding effect and enforceability of the Credit Facility Documentation; with respect to the Credit Facility Documentation, no violation of, or conflict with, law, organizational documents and no violation of specified material debt agreements; compliance with law; anti-terrorism laws; PATRIOT Act; OFAC; FCPA; litigation; margin regulations; material governmental and third party approvals; Investment Company Act; accurate and complete disclosure; accuracy of historical and pro forma financial statements; no material adverse change (after the Closing Date); taxes; ERISA; labor matters; subsidiaries; intellectual property; environmental laws; use of proceeds; ownership of properties; creation and perfection of liens (subject to permitted liens) and other security interests; and consolidated solvency (defined in a manner consistent with Annex I to Exhibit C hereto) of the Borrower and its subsidiaries as of the Closing Date, subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Credit Facility Documentation consistent with the Documentation Principles.

Conditions to Initial Borrowing on the Closing Date:
The availability of the initial borrowing and other extensions of credit under the Term Facility on the Closing Date will be subject solely to the applicable conditions set forth in Exhibit C to the Commitment Letter.

Conditions to All Borrowings:
Except as set forth above under the section titled and “Delayed Draw Term Loan Facility” and “Incremental Term Facilities”, the making of each extension of credit under the Term Facilities (other than the Initial Term Facility) will be conditioned upon (a) the making and accuracy of representations and warranties in all material respects; provided that any such representation that is qualified as to “materiality” or “Material Adverse Effect” shall be accurate in all respects, (b) the absence of defaults and events of default under the Term Facilities at the time of, and immediately after giving effect to the making of such extension of credit and the use of proceeds thereof and (c) the delivery of a customary borrowing notice.

Affirmative Covenants:
Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): quarterly (for (x) subject to the Borrower’s using its commercially reasonable efforts to deliver such quarterly financial statements, the fiscal quarter ended March 31, 2021 (which, at the Borrower’s election, may be presented on a standalone basis with respect to the Borrower only (without including the Target)) and (y) the first three fiscal quarters of a fiscal year) unaudited financial statements within 60 days after such fiscal quarter end (or such earlier date as may be required (including any extensions)) by the United States Securities and Exchange Commission (the “SEC”) and annual audited financial statements (in the case of such annual audited financial statements, without qualifications as to “going concern” or the scope of the audit (other than with respect to, or disclosure or an exception or qualification resulting from (x) the impending maturity of any indebtedness or (y) any prospective or actual default under any financial covenant)) within 120 days after the fiscal year end (or such earlier date as may be required (including any extensions) by the SEC), in each case, for Borrower and its subsidiaries on a consolidated basis (together with, if applicable, the related consolidating financial information reflecting the adjustments necessary to eliminate the unrestricted subsidiaries from such consolidated financial information (it being agreed that no such consolidating financial information shall be required to be audited and such information may be in footnote format)); compliance certificates and summary MD&A (delivered with the first three quarterly financial statements of each fiscal year and annual financial statements); annual budgets (delivered within 60 days after the start of the applicable fiscal year), with the first such budget being delivered for the fiscal year ending December 31, 2022; annual lender conference calls (with the ability, to the extent permitted by applicable law, to join quarterly public calls with public equity-holders); other information, including, upon reasonable request of Oaktree and the Administrative Agent, customary know-your-customer information (other than information subject to attorney/client privilege or confidentiality obligations); notices of defaults and material litigation; notice of material ERISA events; inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); maintenance of existence and corporate franchises, rights, licenses and privileges; maintenance and inspection of books and records; payment of material taxes and similar claims; compliance with laws and regulations (including ERISA, environmental, the PATRIOT Act, OFAC and FCPA); additional Guarantors and Collateral (subject to limitations set forth above); use of proceeds; changes in lines of business; commercially reasonable efforts to maintain ratings (but not any specific ratings); and further assurances on collateral and guarantee matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Credit Facility Documentation consistent with the Documentation Principles.

Negative Covenants:
Limited to the following (to be applicable to the Borrower and its restricted subsidiaries) limitations on:
a) the incurrence of debt, with exceptions including, among others, the ability to incur indebtedness (i) in the form of the Term Facilities and Incremental Term Facility, (ii) in the form of purchase money indebtedness and capital leases for personal property in an aggregate principal amount not to exceed $5 million outstanding at any time, (iii) in the form of indebtedness assumed in connection with a Permitted Acquisition (but not in contemplation of a Permitted Acquisition), and any refinancing thereof, in an aggregate principal amount not to exceed $5 million outstanding at any time (such indebtedness, the “Permitted Acquisition Debt”), (iv) in the form of intercompany indebtedness, including, without limitation, indebtedness arising from intercompany loans and advances (subject to limitations on indebtedness owed by non-Loan Parties to Loan Parties in an aggregate amount to be agreed), (v) in the form of convertible promissory notes existing on the Closing Date and in an aggregate principal amount not to exceed $40 million (such indebtedness, the “Convertible Notes”), and any refinancing thereof in the form of non-cash pay unsecured indebtedness, (vi) in the form of indebtedness under the United States Small Business Administration’s Paycheck Protection Program in an amount not to exceed $5.2 million in principal amount (such indebtedness, “PPP Debt”), (vii) in the form of indebtedness under the Existing Target Financing Agreements in an aggregate principal amount not to exceed $15 million (the “Target Debt”), (viii) in the form of indebtedness under that certain Loan Agreement, dated as of June 17, 2020, by and between CL Rider Finance, L.P., as lender, and RumbleOn Finance, LLC, as borrower, in an aggregate principal amount not to exceed $2.5 million outstanding at any time (such indebtedness, the “Warehouse Debt”), (ix) in the form of Floor Plan Financings in an aggregate principal amount not to exceed 100% of the cost to the Borrower of the vehicles being financed by such Floor Plan Financings, consistent with historical practice, (x) pursuant to a general debt basket not to exceed $15 million outstanding at any time and (xi) in the form of unsecured indebtedness so long as the Borrower is in compliance with a Consolidated Total Net Leverage Ratio, on a pro forma basis, of no greater than 2.25 to 1.00 (any such indebtedness incurred pursuant to the foregoing, “Unsecured Ratio Debt”); provided that (A) any such Unsecured Ratio Debt is incurred by the Borrower or another Guarantor, (B) any such Unsecured Ratio Debt is not guaranteed by and person that does not guaranty the Term Facilities (C) any such Unsecured Ratio Debt does not mature prior to the date that is 180 days after the maturity date of the Term Facilities or have a weighted average life less than the weighted average life of the Term Facilities plus 180 days, (D) any such Unsecured Ratio Debt does not have mandatory prepayment, redemption or offer to purchase events more onerous than those set forth in the Term Facilities and (E) the other terms and conditions of such Unsecured Ratio Debt (excluding pricing and optional prepayment or redemption terms) reflect market terms and conditions at the time of incurrence or issuance;

b) liens, with exceptions including, among others, the ability to incur additional liens (i) to secure the Term Facilities and Incremental Term Facility, (ii) to secure Floor Plan Financings, (iii) to secure Warehouse Debt, (iv) to secure the Convertible Notes, (v) to secure Permitted Acquisition Debt, (vi) to secure the Target Debt, (vii) to secure the permitted purchase money indebtedness and capital leases for personal property, (viii) of not more than $5.2 million cash deposits securing the PPP Debt and (ix) pursuant to a general liens basket not to exceed $15 million;

c) fundamental changes (with exceptions to include (i) intercompany mergers, consolidations, liquidation and dissolutions, (ii) Permitted Acquisitions and other permitted investments and (iii) certain other transactions to be mutually agreed);

d) asset sales (including sales of capital stock of restricted subsidiaries) and sale leasebacks (which, in each case, shall be permitted on the terms set forth in the section entitled “Asset Sales” hereof);

e) investments (with baskets for (i) loans and advances to officers, directors and employees to acquire equity in the Borrower or for other customary purposes (e.g. travel, entertainment, relocation) or otherwise, (ii) investments in immaterial subsidiaries (to be defined as any restricted subsidiary with not more than 2.5% of the total assets or consolidated revenue of the Borrower and its restricted subsidiaries and all such immaterial subsidiaries shall not in the aggregate account for more than 5.0% of the total assets or consolidated revenue of the Borrower and its restricted subsidiaries), (iii) intercompany investments (subject to a mutually agreed cap on investments by Loan Parties in non-Loan Parties), (iv) the extension of trade credit, (v) a general investment basket not to exceed $10 million, (vi) Permitted Acquisitions (which shall be permitted on the terms set forth in the section entitled “Permitted Acquisitions” hereof) and (vii) investments on the Closing Date in non-wholly owned and non-guarantor restricted subsidiaries not to exceed $10 million;

f) dividends or distributions on, or redemptions of, the Borrower’s equity interests, with exceptions including, among others, (i) dividends made only in common stock or other equity interests of the Borrower and (ii) on the terms set forth in the section entitled “General Restricted Payment Incurrence Test” hereof;

g) prepayments, purchases or redemptions of junior lien, unsecured or subordinated indebtedness (collectively, “Specified Indebtedness”), with exceptions including, among others, (i) on the terms set forth in the section entitled “General Restricted Payment Incurrence Test” hereof, (ii) payments of PPP Debt in an aggregate amount not to exceed $5.2 million in principal amount and (iii) redemptions of options or equity issued by the Borrower to any directors, officers, employees, consultants, advisors or other services provided in an amount to be mutually agreed;

h) amendments of any documentation governing such indebtedness in a manner material and adverse to the Lenders;

i) negative pledge clauses and clauses restricting distributions from restricted subsidiaries;

j) changes in business and/or lines of business;

k) changes in fiscal year; and

l) transactions with affiliates.

Asset Sales:
The Borrower or any restricted subsidiary will be permitted to make (i) dispositions of inventory, obsolete or worn out property and property no longer used or useful in the business and (ii) unlimited non-ordinary course asset sales, subject solely to the following terms and conditions: (A) such asset sales are for fair market value as reasonably determined by the Borrower or the applicable restricted subsidiary in good faith, (B) the consideration for any such sales in excess of an amount to be agreed is at least 75% cash consideration (including designated non-cash consideration up to an amount to be agreed), (C) the proceeds of such asset sales are subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof and (D) no default or event of default is existing or would result therefrom (other than with respect to an asset sale made pursuant to a legally binding commitment entered into at a time when no event of default existed or would have resulted from such asset sale).

The Borrower and its restricted subsidiaries will also be permitted to make (i) sales of obsolete, damaged, technologically outdated, worn out or surplus assets or assets no longer used or useful in the business (in each case determined by Borrower in good faith), (ii) asset swaps, (iii) dispositions of noncore assets acquired in connection with a Permitted Acquisition or other permitted investment, or made to obtain the approval of an anti-trust authority, (iv) intercompany transfers for fair value or otherwise subject to limitations on the value of transfers to non-Loan Parties to be mutually agreed, (v) sales of assets in the ordinary course of business and immaterial assets, in each case, consistent with the Documentation Principles and (vi) licensing arrangements.

General Restricted Payment Incurrence Test:
The Credit Facility Documentation shall permit the Borrower and its restricted subsidiaries to make unlimited restricted payments, and prepayments of Specified Indebtedness so long as at the time of making such restricted payment, or prepayment of Specified Indebtedness (a) no default or event of default shall have occurred and be continuing and (b) the Consolidated Total Leverage Ratio (as defined in Exhibit D hereto) of the Borrower on a pro forma basis shall be no greater than 2.00 to 1.00.

Permitted Acquisitions:
The Borrower or any restricted subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”), subject solely to the following terms and conditions: (i) there is no event of default immediately before and immediately after giving pro forma effect to such acquisition, (ii) after giving effect thereto, the Borrower is in compliance with the permitted lines of business covenant, (iii) the Borrower is in compliance with the Financial Covenants (as defined below) as of the last day of the most recently ended fiscal quarter of the Borrower for which internal financial statements are available, calculated on a pro forma basis, giving pro forma effect to the consummation of such Permitted Acquisition (excluding the cash proceeds to the Borrower of any Delayed Draw Term Loans) and (iv) solely to the extent required by, and subject to the limitations set forth in, “Guarantees” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agent.

Financial Maintenance Covenants:
The Borrower shall comply on a quarterly basis with (i) a maximum Consolidated Total Net Leverage Ratio (as defined in Exhibit D hereto) of 4.25 to 1.00 and (ii) a maximum Consolidated Senior Secured Net Leverage Ratio (as defined in Exhibit D hereto) of 3.75 to 1.00, in each case, commencing with the first full fiscal quarter following the Closing Date (collectively, the “Financial Covenants”).

Minimum Liquidity Covenant
The Borrower shall maintain minimum cash liquidity of $25 million with respect to the Borrower and its restricted subsidiaries, on a consolidated basis, beginning on the last day of each fiscal quarter, commencing with the first full fiscal quarter following the Closing Date (the “Minimum Liquidity Covenant”).

Unrestricted Subsidiaries:
The Credit Facility Documentation will contain provisions pursuant to which, subject to limitations on loans, advances and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, subject solely to the following terms and conditions: (a) after giving effect to any such designation or re-designation (including after the reclassification of debt of or liens on assets of the applicable subsidiary), no event of default shall be continuing and (b) in the case of the designation of a subsidiary as an unrestricted subsidiary, (i) the subsidiary to be so designated does not (directly, or indirectly through its subsidiaries) own any equity interests or indebtedness of, or own or hold any lien on any property of, the Borrower or any of its restricted subsidiaries and (ii) such subsidiary has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any restricted subsidiary. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Credit Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining Consolidated EBITDA. The designation of any restricted subsidiary as an unrestricted subsidiary shall constitute an investment therein at the date of designation in an amount equal to the fair market value thereof.

The designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time.

As of the Closing Date, the Borrower shall not be permitted to have any Unrestricted Subsidiaries.

Events of Default:
Limited to the following (except as otherwise expressly indicated, to be applicable to the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of affirmative covenants with after a thirty day grace period (except for notices of default and preservation of existence of the Borrower, which shall have no grace period) and violation of negative covenants; incorrectness of representations and warranties in any material respect when made; cross-payment default to, and cross-acceleration to, other indebtedness in excess of $5 million; bankruptcy or other insolvency events of the Borrower or its material subsidiaries (with a customary grace period for involuntary events); unsatisfied monetary judgments in excess of $5 million; ERISA events resulting in a material adverse effect; actual or asserted in writing invalidity of material guarantees or security documents or any material security interest purported to be created thereunder; and Change of Control (which shall not mature into an event of default until after a thirty day grace period to the extent not otherwise cured during such thirty day period) (as defined in Exhibit D).

Voting:
Amendments and waivers of the Credit Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and, without duplication, commitments under the Term Facilities (the “Required Lenders”); provided, however, that the Required Lenders shall at all times include Oaktree and its affiliates (to the extent that Oaktree and its affiliates are Lenders under the Credit Facility Documentation at such time), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to only the following: (A) increases in the commitment of such Lender, (B) reductions or forgiveness of principal, interest, fees, or (if any) prepayment premiums, (C) changes in the “waterfall” or subordination provisions relating to the Term Facilities and (D) extensions of scheduled amortization payments, final maturity, interest, fees, or prepayment premiums, (ii) the consent of 100% of the Lenders will be required with respect to only the following: (A) modifications to any of the voting percentages, (B) releases of all or substantially all of the value of the Guarantors or releases of all or substantially all of the Collateral and (C) modifications to the pro rata sharing and payment provisions (other than any amendments that establish Term Loans and/or Incremental Term Facilities and other than in connection with loan buy-backs permitted pursuant to the terms hereof), (iii) customary protections for the Administrative Agent will be provided and (iv) any amendment or waiver that by its terms affects the rights or duties of Lenders holding loans or commitments of a particular class (but not the Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders.

The Credit Facility Documentation shall contain customary provisions for replacing (i) non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders, or of all relevant Lenders directly affected thereby (and for replacing any lender that constitutes a non-extending lender in connection with an extension of the maturity date of the Term Facilities as permitted under the section titled “Final Maturity and Amortization” hereof), so long as Lenders under the relevant Term Facility holding more than 50% of the aggregate amount of the loans and commitments thereunder shall have consented thereto, (ii) Lenders requesting compensation for increased costs or loss of yield and (iii) Lenders that are Specified Competitors.

Cost and Yield Protection:
The Credit Facility Documentation will include customary tax gross-up, cost and yield protection provisions. The obligation of the Borrower and the Guarantors to gross up for and/or to indemnify Lenders for taxes imposed on payments will be subject to customary exceptions, including the requirement to provide applicable tax related documentation, and will include customary mitigation provisions. Protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or Basel III shall be included in the Credit Facility Documentation (but solely for such costs that would have been included if they had been otherwise imposed under the applicable increased cost provisions and only to the extent the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated Term Facilities).

Assignments and Participations:
After the Closing Date, the Lenders will be permitted to assign loans and/or commitments under the Term Facilities with the consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided that (A) no assignment may be made to a natural person, a Specified Competitor or, except as permitted below, an Affiliated Lender, (B) no consent of the Administrative Agent shall be required with respect to assignment of any Term Loans if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund and (C) Oaktree and its Affiliates shall only be permitted to assign up to $200 million of the loans and/or commitments under the Term Facilities to an entity that is not Oaktree or an Affiliate of Oaktree prior to the twelve (12) month anniversary of the Closing Date without the consent of the Borrower.

Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1.0 million (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by such Administrative Agent).

The Lenders will be permitted to sell participations in loans and commitments (other than, so long as the identity of the Specified Competitors is posted to the Lenders, to Specified Competitors) without restriction in accordance with applicable law and subject to limitations consistent with the Documentation Principles. Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Specified Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Specified Competitor or (y) have any liability with respect to or arising out of any assignment or participation of loans and commitments under the Term Facilities, or disclosure of confidential information, to any Specified Competitor.

Non-pro rata distributions will be permitted without any consent in connection with loan buy-back or similar programs and assignments to, and purchases by you and your affiliates who own 10% or more of the outstanding equity interests of the Borrower or its subsidiaries (including, without limitation, the Borrower and its subsidiaries) but excluding the Initial Lenders (each, an “Affiliated Lender”), including through open-market purchases; provided that (i) the Borrower and its restricted subsidiaries shall cause any loans or commitments assigned to it (including as contemplated by the following clause (ii)) or them to be cancelled, (ii) any Term Loans acquired by an Affiliated Lender (other than the Borrower) may, with the consent of the Borrower, be contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity at such time, (iii) the aggregate principal amount of Term Loans held by all Affiliated Lenders (excluding Affiliated Debt Funds (as defined below)) shall not exceed 25% of the aggregate unpaid principal amount of Term Loans then outstanding (determined as of the time of such purchase), (iv) Affiliated Lenders will not receive information provided solely to Lenders and will not be permitted to attend or participate in Lender only meetings and will not be entitled to challenge the Administrative Agent’s and the applicable Lenders attorney-client privilege as a result of their status as Affiliated Lenders, (v) in the event that any proceeding under the Bankruptcy Code shall be instituted by or against the Borrower or any Guarantor, each Affiliated Lender shall acknowledge and agree that they are each “insiders” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the loans and commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, each Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the Borrower Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Borrower Obligations held by Lenders that are not Affiliated Lenders (provided, however, that this clause (v) shall not apply to Affiliated Debt Funds), (vi) any purchases by Affiliated Lenders shall require that such Affiliated Lender clearly identify itself as an Affiliated Lender in any assignment and assumption agreement executed in connection with such purchases or sales and each such assignment and assumption shall contain customary “big boy” representations but no requirement to make representations as to the absence of any material nonpublic information, (vii) each Affiliated Lender shall waive any rights to bring any action in connection with such purchased Term Loans against the Administrative Agent in its capacity as such or to challenge the Administrative Agent’s or Lender’s attorney client privilege, (viii) the Borrower and its subsidiaries may not purchase any loans so long as any event of default has occurred and is continuing and (ix) for purposes of any amendment, waiver or modification of the Credit Facility Documentation that requires the consent of the Required Lenders or that does not in each case adversely affect such Affiliated Lender (in its capacity as a Lender) in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; provided, however, that an Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which you do not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (such lender an “Affiliated Debt Fund”), will not be subject to such voting limitations and will be entitled to vote as if it was a Lender, except that Affiliated Debt Funds may not, in the aggregate, account for more than 49.9% of the amount necessary to constitute the Required Lenders.

Expenses and Indemnification:
The Borrower shall pay all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Party (without duplication) associated with the syndication of the Term Facilities and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Credit Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained (except in the context of enforcement) with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the Administrative Agent, the Commitment Party, the Lenders and their affiliates, and the directors, officers, employees, counsel, agents, advisors and other representatives or successors and assigns of the foregoing, and hold them harmless from and against any and all losses, liabilities, damages, claims and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its controlled affiliates or any of the officers, directors, employees, agents, advisors, or other representatives of any of the foregoing, in each case who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) a material breach of the Credit Facility Documentation by any such person or one of its affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) disputes between and among indemnified persons to the extent such disputes do not arise from any act or omission of the Borrower or any of its affiliates (other than claims against an indemnified person acting in its capacity as an agent or arranger or similar role under the Term Facilities unless such claims arise from the gross negligence, bad faith or willful misconduct of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment)).

Governing Law and Forum:	New York.
EU Bail-In Provisions:
Customary Loan Syndications & Trading Association EU Bail-In provisions shall be included in the Credit Facility Documentation (which shall include a provision specifying that in the event any Lender (or a direct or indirect parent company thereof) becomes subject to a “Bail-in Action”, such Lender shall be deemed to be a defaulting lender for all purposes under the Credit Facility Documentation).

Counsel to the Administrative Agent, the Lead Arranger and the Bookrunner:	Akin Gump Strauss Hauer & Feld LLP.

 ANNEX I to
EXHIBIT B

Interest Rates:
The interest rates under the Term Facilities will be, at the option of the Borrower, (a) Adjusted LIBOR plus 8.25%, of which (i) Adjusted LIBOR plus 7.25% shall be paid in cash and (ii) 1.00% shall be payable in kind or (b) ABR plus 7.25%, of which (i) ABR plus 6.25% shall be paid in cash and (ii) 1.00% shall be payable in kind.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of (i) 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable (i) in the case of Adjusted LIBOR loans, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR loans, quarterly in arrears.

“ABR” is the Alternate Base Rate, which is the highest of the rate published by The Wall Street Journal (or any successor publication) from time to time as the “U.S. prime lending rate”, the Federal Funds Effective Rate plus 1/2 of 1.00%, and one-month Adjusted LIBOR plus 1.00%, subject to a floor of 2.00% for the Term Facilities.

“Adjusted LIBOR” is the London interbank offered rate for dollars, adjusted for customary Eurodollar reserve requirements, if any, and shall be subject to a floor of 1.00% for the Term Facilities.

Annex I to Exhibit B-1

  EXHIBIT C

Project Wheelie
$280,000,000 Term Loan Facility
$120,000,000 Delayed Draw Term Loan Facility
Summary of Additional Conditions

The availability of the Term Facilities shall be subject solely to the satisfaction or waiver by the Commitment Party of the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not defined in this Exhibit C have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibits A, or B thereto:

1.
Subject to the Certain Funds Provision, Borrower and each other Guarantor shall have executed and delivered the Credit Facility Documentation, in each case, consistent with the Commitment Letter and Term Sheet, to which they are parties and the Commitment Party shall have received:

(a)         a customary notice of borrowing;

(b)         customary closing officer’s (certifying as to resolutions, organizational documents and incumbency and to the conditions set forth in paragraph 8 (with respect to Specified Representations only)) and good standing (of the jurisdiction of organization of Borrower and the Guarantors at closing) certificates and legal opinions; and

(c)         a certificate (substantially in the form of Annex I to this Exhibit C) from the chief financial officer (or other officer with reasonably equivalent duties) of Borrower certifying that Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

2.
The Acquisition shall be consummated in all material respects pursuant to the Purchase Agreement prior to, or substantially concurrently with, the initial funding of the Initial Term Facility without giving effect to any amendments or modifications to the provisions thereof or express waivers or consents thereto that, in any such case, are materially adverse to the interests of the Commitment Party without the consent of the Commitment Party, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any decrease in the consideration for the Acquisition shall be deemed not to be materially adverse to the interests of the Commitment Party so long as such decrease reduced, on a dollar-for-dollar basis, the aggregate amount of the Initial Term Facility, (ii) any increase in the consideration for the Acquisition shall be deemed not to be materially adverse to the interests of the Commitment Party so long as funded with proceeds of common equity, preferred equity that does not constitute “disqualified stock” in a manner consistent with the terms of the Credit Facility Documentation and (iii) any adverse amendment, supplement or other modification to, consent under or waiver of the definition of Target Material Adverse Effect (in each case, without the prior written consent of the Commitment Party (such consent not to be unreasonably withheld, delayed or conditioned)) shall be deemed to be materially adverse to the interests of the Commitment Parties); provided that in each case the Commitment Party shall be deemed to have consented to such modification, amendment, waiver or consent unless it shall object thereto within two (2) business days of receipt of written notice of such modification, amendment, consent or waiver.

 C-1

3.
The Commitment Party shall have received (a) an audited consolidated balance sheet of the Borrower and an audited combined balance sheet of the Target as at December 31, 2020 and in each case an audited consolidated income statement and audited consolidated statement of cash flows or an audited combined income statement and audited combined statement of cash flows, as applicable, for the fiscal year then ended; (b) an unaudited consolidated balance sheet of the Borrower and an unaudited combined balance sheet of the Target for the fiscal quarter ended March 31, 2021, at least 30 days prior to the Closing Date; and in each case an unaudited consolidated income statement and unaudited consolidated statement of cash flows or an unaudited combined income statement and unaudited combined statement of cash flows, as applicable, for each such period then ended, and (c) a pro forma consolidated balance sheet of Borrower and its Subsidiaries as of the date of the most recent financial statements delivered pursuant to clause (b) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) and any other adjustments as agreed by the Borrower and the Commitment Party (which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase or recapitalization accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R))); provided, further, that (x) the Commitment Party acknowledges receipt of, and satisfaction of the condition with respect to, the financial statements specified in clause (a) of this paragraph 3 and (y) such financial statements shall be deemed to have been received by the Commitment Party upon filing of such financial statements with the SEC.

4.
Since the date of the Purchase Agreement, there shall not have occurred any Material Adverse Change (as defined in the Purchase Agreement) or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Target Material Adverse Effect.

5.
So long as requested at least five (5) business days prior to the Closing Date, the Commitment Party and the Administrative Agent shall have received, at least three (3) business days prior to the Closing Date, (a) all documentation and other information with respect to Borrower and the Guarantors that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230 and (b) a completed copy of the Commitment Party’s standard environmental, social and corporate governance (ESG) questionnaire.

6.
Payment of all fees and expenses earned, due and payable to the Commitment Party and the Lenders required to be paid on the Closing Date from the proceeds of the initial fundings under the Initial Term Facility for which invoices have been received at least three (3) business days in advance (which amounts may be offset against the proceeds of the Initial Term Facility) shall have been made (or shall be made substantially contemporaneously with funding).

7.
Subject to the Certain Funds Provision, with respect to the Term Facilities, commercially reasonable actions necessary to establish that the Administrative Agent will have a perfected security interest in the Collateral of Borrower and each Guarantor under the Term Facilities shall have been taken (or shall be taken substantially contemporaneously with funding).

8.
The Specified Purchase Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct in all material respects.

9.
The Refinancing shall have been consummated upon, or substantially simultaneously with, the initial funding of the Term Facility.

10.
Prior to, or substantially concurrently with the initial fundings contemplated by the Commitment Letter, Borrower shall have received the Equity Contribution substantially in the manner described in Exhibit A to the Commitment Letter (subject to reduction in accordance with paragraph 2 above).

 C-2

ANNEX I to
EXHIBIT C

RUMBLEON, INC.

SOLVENCY CERTIFICATE

[____], 20[_]

Pursuant to Section [_] of the Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [_________], the undersigned [chief financial officer] [other officer with equivalent duties] of the Borrower hereby certify as of the date hereof, solely on behalf of the Borrower and not in their individual capacity and without assuming any personal liability whatsoever, that:

1.
I am familiar with the finances, properties, businesses and assets of the Borrower and its Subsidiaries. I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I have also reviewed the consolidated financial statements of the Borrower and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of the Borrower and its Subsidiaries.

2.
On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

RUMBLEON, INC.

By: __________________________
Name:
Title:

Annex I to Exhibit C-[Insert Page Number]

EXHIBIT D

Project Wheelie
$280,000,000 Term Loan Facility
$120,000,000 Delayed Draw Term Loan Facility
Select Definitions

The Credit Facility Documentation will include definitions substantially consistent with the concepts set forth below, which may include additional add backs and exclusions as are agreed upon between you and the Commitment Party, subject to the Documentation Principles.

As used in this Exhibit D, the phrase “capitalized lease obligations” shall not be deemed to include any obligations in respect of leases of real property.

“Change of Control” shall mean the occurrence after the Equity Contribution and Closing Date of either of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than a Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than the greater of (x) 40.0% or more of the capital stock of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) (the “Voting Stock”) and (y) the percentage of Voting Stock owned, directly or indirectly, beneficially by the Permitted Holders, or (b) during any period of 24 consecutive months (the first such period commencing two (2) months after the Closing Date), a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election, appointment or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that board or equivalent governing body or (iii) whose election, appointment or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that board or equivalent governing body.

“Consolidated Depreciation and Amortization Expense” means, with respect to any person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such person and its restricted subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any person for any period, the Consolidated Net Income of such person for such period:

(a)           increased (without duplication) by the following:

(i)           provision for taxes based on income or profits or capital, including, without limitation, state franchise, excise and similar taxes and foreign withholding taxes of such person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(ii)           Consolidated Interest Expense (other than Floor Plan Interest Expense) of such person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iii)           Consolidated Depreciation and Amortization Expense of such person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income whether before or after the Closing Date; plus

(iv)           any expenses or charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of indebtedness permitted to be incurred hereunder (including a refinancing thereof, but excluding any expenses or charges relating to any Floor Plan Financing) (whether or not successful), including (A) such fees, expenses or charges related to the Credit Facility Documentation and (B) any amendment or other modification of the Credit Facility Documentation, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v)           the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Closing Date, and costs related to the closure and/or consolidation of facilities and to existing lines of business; plus

(vi)           any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Borrower as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(vii)           the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned subsidiary; plus

(viii)           the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from actions taken prior to or during, or expected to be taken following such period (which cost savings, operating expense reductions or synergies shall be subject only to certification by a responsible officer of the Borrower and shall be calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that (A) a responsible officer of the Borrower shall have certified to the Administrative Agent that (x) such cost savings, operating expense reductions or synergies are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken or are to be taken within eighteen (18) months from the date of such transaction and (B) amounts added back pursuant to this clause (viii) shall not exceed, when added to the aggregate amount of add backs made pursuant to clause (v) of this definition of “Consolidated EBITDA”, 20% of Consolidated EBITDA for such period calculated prior to giving effect to the add-backs set forth in this clause (viii); plus

(ix)           any costs or expenses incurred by the Borrower or a restricted subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of equity interests (other than disqualified equity interests) of the Borrower; plus

(x)           cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xi)           any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(xii)        realized foreign exchange gains or losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its restricted subsidiaries; plus

(xiii)         net realized losses from swap contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements;

(b)           decreased (without duplication) by the following:

(i)           non-cash gains increasing Consolidated Net Income of such person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii)         realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its restricted subsidiaries; plus

(iii)        any net realized income or gains from any obligations under any swap contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(iv)           any amount included in Consolidated Net Income of such person for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45;

(c)           increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation; and

(d)           increased or decreased (to the extent not already included in determining Consolidated EBITDA) by any pro forma adjustment.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the EBITDA of any person, property, business or asset acquired by the Borrower or any restricted subsidiary during such period (but not the EBITDA of any related person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such restricted subsidiary during such period (each such person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the EBITDA of any unrestricted subsidiary that is converted into a restricted subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the pro forma adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a responsible officer and delivered to the Lenders and the Administrative Agent. For purposes of determining Consolidated EBITDA for any period, there shall be excluded in determining Consolidated EBITDA for any period the EBITDA of any person, property, business or asset (other than an unrestricted subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any restricted subsidiary during such period (each such person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the EBITDA of any restricted subsidiary that is converted into an unrestricted subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the actual EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated Interest Expense” means, with respect to any person for any period, without duplication, the sum of:

(1)           consolidated interest expense of such person and its restricted subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of swap contracts or other derivative investments pursuant to GAAP), (d) the interest component of capitalized lease obligations,(e) net payments, if any, pursuant to interest rate obligations under any swap contracts with respect to indebtedness and (f) interest expense related to Floor Plan Financings); plus

(2)           consolidated capitalized interest of such person and its restricted subsidiaries for such period, whether paid or accrued; less

(3)           interest income for such period.

For purposes of this definition, interest on a capitalized lease obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such capitalized lease obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any person for any period, the net income (loss) of such person and its restricted subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)           any net income (loss) of any person if such person is not a restricted subsidiary, except that the Borrower’s equity in the net income of any such person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or cash equivalents actually distributed (or, so long as such person is not (x) a joint venture with outstanding third-party indebtedness for borrowed money or (y) an unrestricted subsidiary, that (as reasonably determined by a responsible officer of the Borrower) could have been distributed by such person during such period to the Borrower or a restricted subsidiary) as a dividend or other distribution or return on investment;

(2)           any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations;

(3)           any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a responsible officer or the board of directors of the Borrower);

(4)        any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transaction Costs), or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense, new product introductions or one-time compensation charges;

(5)           the cumulative effect of a change in accounting principles;

(6)           any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)           all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of indebtedness and any net gain (loss) from any write-off or forgiveness of indebtedness;

(8)           any unrealized gains or losses in respect of any obligations under any swap contracts or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any swap contracts;

(9)           any unrealized foreign currency transaction gains or losses in respect of indebtedness of any person denominated in a currency other than the functional currency of such person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)         any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the restricted subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(11)         any impairment charge, asset write-down or write-off, including impairment charges, or asset write-downs or write-offs relating to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation;

(12)           any after-tax effect of income (loss) from the early extinguishment or cancellation of indebtedness or any obligations under any swap contracts or other derivative instruments;

(13)           accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP;

(14)         any net unrealized gains and losses resulting from swap contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements; and

(15)           any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such item.

In addition, to the extent not already included in the Consolidated Net Income of such person and its restricted subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Senior Secured Net Leverage Ratio” means, with respect to any test period, the ratio of (a) Consolidated Total Net Debt (other than any portion of Consolidated Net Debt that is unsecured) as of the last day of such test period to (b) Consolidated EBITDA of the Borrower and its restricted subsidiaries for such test period.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of indebtedness of the Borrower and its restricted subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of indebtedness for borrowed money, capitalized lease obligations and debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; provided that Consolidated Total Debt shall not include (x) obligations under swap contracts entered into in the ordinary course of business and not for speculative purposes, (y) undrawn letters of credit and (z) Floor Plan Debt.

“Consolidated Total Leverage Ratio” means, with respect to any test period, the ratio of (a) Consolidated Total Debt as of the last day of such test period to (b) Consolidated EBITDA of the Borrower and its restricted subsidiaries for such test period.

“Consolidated Total Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) the aggregate amount of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries as of such date held in (i) reserve accounts in connection with any prepayment of the PPP Debt and (ii) accounts that are subject to a control agreement in favor of the Administrative Agent.

“Consolidated Total Net Leverage Ratio” means, with respect to any test period, the ratio of (a) Consolidated Total Net Debt as of the last day of such test period to (b) Consolidated EBITDA of the Borrower and its restricted subsidiaries for such test period.

“Consolidated Working Capital” means, at any date, (x) the sum of (i) all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its restricted subsidiaries at such date and (ii) long-term accounts receivable less (y) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its restricted subsidiaries on such date and (ii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any funded debt or other long-term liabilities, (b) the current portion of interest, (c) the current portion of current and deferred income taxes, (d) the current portion of any capitalized lease obligations, (e) deferred revenue arising from cash receipts that are earmarked for specific projects, (f) the current portion of deferred acquisition costs and (g) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).

“Excess Cash Flow” means, for any period, an amount equal to:

(a)           the sum, without duplication, of:

(i)           Consolidated Net Income for such period;

(ii)           an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income;

(iii)           decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and its restricted subsidiaries completed during such period or the application of purchase accounting);

(iv)           an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and its restricted subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v)           cash receipts in respect of swap contracts during such period to the extent not otherwise included in Consolidated Net Income; less

(b)           the sum, without duplication, of:

(i)           an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges to the extent included in arriving at such Consolidated Net Income;

(ii)           without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of capital expenditures or acquisitions made in cash during such period, except to the extent that such capital expenditures or acquisitions were financed with the proceeds of an incurrence or issuance of indebtedness of the Borrower or its restricted subsidiaries;

(iii)           the aggregate amount of all principal payments of indebtedness of the Borrower and its restricted subsidiaries (including (A) the principal component of capitalized lease obligations and (B) the amount of amortization payments and any mandatory prepayment of Term Loans to the extent required due to a disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding all other prepayments of Term Loans), except to the extent financed with the proceeds of an incurrence or issuance of other indebtedness of the Borrower or its restricted subsidiaries;

(iv)           an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and its restricted subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v)           increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and its restricted subsidiaries completed during such period or the application of purchase accounting);

(vi)           cash payments by the Borrower and its restricted subsidiaries during such period in respect of long-term liabilities of the Borrower and its restricted subsidiaries other than indebtedness (including such indebtedness specified in clause (b)(iii) above);

(vii)           without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of certain investments and acquisitions to be agreed made during such period pursuant to the Credit Facility Documentation, except to the extent that such investments and acquisitions were financed with the proceeds of an incurrence or issuance of indebtedness of the Borrower or its restricted subsidiaries;

(viii)           the amount of certain restricted payments to be agreed paid during such period except to the extent that such restricted payments were financed with the proceeds of an incurrence or issuance of indebtedness of the Borrower or its restricted subsidiaries;

(ix)           the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its restricted subsidiaries during such period that are required to be made in connection with any prepayment of indebtedness except to the extent that such amounts (but not the indebtedness so prepaid) were financed with the proceeds of an incurrence or issuance of indebtedness of the Borrower or its restricted subsidiaries;

(x)           the aggregate amount of expenditures actually made by the Borrower and its restricted subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and were not financed with the proceeds of an incurrence or issuance of indebtedness of the Borrower or its restricted subsidiaries;

(xi)           without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its restricted subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, capital expenditures or acquisitions to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period except to the extent intended to be financed with the proceeds of an incurrence or issuance of other indebtedness of the Borrower or its Restricted Subsidiaries; provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, capital expenditures or acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

(xii)           the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; and

(xiii)           cash expenditures in respect of swap contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Floor Plan Financing” means financing arrangements pursuant to which a capital provider agrees to extend credit to Borrower or a restricted subsidiary to finance Floor Plan Units that are either held available for sale or as inventory by Borrower or such subsidiary.

“Floor Plan Debt” means all indebtedness of the Borrower and its restricted subsidiaries incurred to finance Floor Plan Units.

“Floor Plan Interest Expense” means that component of the Borrower’s and its restricted subsidiaries’ aggregate Consolidated Interest Expense attributable to Floor Plan Debt.

“Floor Plan Units” means inventory of the Borrower and its restricted subsidiaries consisting of automobiles, motorcycles, power sports vehicles or any other vehicle sold or leased by the Borrower or its restricted subsidiaries in the ordinary course of their business. Floor Plan Units do not include supplies or spare parts inventory.

“Permitted Holders” shall mean William Coulter, Mark Tkach, Marshall Chesrown and Steven Berrard and their respective spouses, children, grandchildren and other immediate family members and personal representatives of their estates or trusts of which they or their respective spouses, children, grandchildren, or other immediate family members are the sole beneficiaries (in each case, directly or indirectly, including through one or more investment vehicles).